UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/30/2009

OYO GEOSPACE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  001-13601

DE	76-0447780
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7007 Pinemont Drive, Houston, TX 77040
(Address of principal executive offices, including zip code)

(713) 986-4444
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On April 30, 2009, Concord Technologies, LP, Geospace Engineering Resources International, LP, Geospace Technologies, LP, OYO Instruments, LP and OYOG Operations, LP (collectively, the "Borrowers"), all Texas limited partnerships and subsidiaries of OYO Geospace Corporation, a Delaware corporation (the "Company"), entered into a Sixth Amendment to Loan Agreement with Regions Bank (f/k/a Union Planters Bank, N.A.) (the "Sixth Amendment"). The Sixth Amendment further amends the Loan Agreement dated November 22, 2004, among the Borrowers and Union Planters Bank, N.A., as amended by the First Amendment to Loan Agreement dated September 19, 2005, the Second Amendment to Loan Agreement dated June 16, 2006, the Third Amendment to Loan Agreement dated January 10, 2007, the Fourth Amendment to Loan Agreement dated October 12, 2007, and the Fifth Amendment to Loan Agreement dated March 12, 2008 (as amended, the "Loan Agreement").

The Sixth Amendment extends the maturity date of the Loan Agreement to April 30, 2011.

From the effective date of the Sixth Amendment, all loans under the Loan Agreement shall bear interest by reference solely to the one-month LIBOR rate and the applicable margin on LIBOR rate loans shall vary from 3.00% to 4.00% based upon the Company's cash flow leverage ratio. Loans outstanding as of April 30, 2009 are treated as an initial advance made as of such date under the Loan Agreement and bearing interest at the one-month LIBOR rate.

The Sixth Amendment replaces the financial covenants in the Loan Agreement based on an asset coverage ratio, ratio of total liabilities to tangible net worth, and debt service coverage ratio with covenants based on a cash flow leverage ratio and fixed charge coverage ratio. Under the Sixth Amendment, the Company must not permit its cash flow leverage ratio to exceed 2.00 to 1.00 at any time. The Sixth Amendment generally defines the cash flow leverage ratio as the ratio of (a)(i) total indebtedness which bears interest, less (ii) total indebtedness secured by a lien on the real property of the Company and its subsidiaries, to (b) EBITDA less $1 million. The Company also must not permit the fixed charged coverage ratio to be less than 1.50 to 1.0 at any time. The Sixth Amendment generally defines the fixed charge coverage ratio as the ratio of (x) EBITDA to (y)(i) interest expense, plus (ii) income tax expense, plus (iii) current maturities of long term debt, plus (iv) capital expenditures necessary to maintain current level operations.

The Sixth Amendment also reduces the covenant requirement in the Loan Agreement for capital expenditures. Under the Sixth Amendment, the Borrowers must not permit the aggregate capital expenditures of the Borrowers, the guarantors under the Loan Agreement, and their respective subsidiaries to exceed $12 million for the fiscal year ending September 30, 2009 and each fiscal year thereafter.

The Sixth Amendment provides for the Borrowers to pay the lenders a commitment fee, at a rate of 0.25% per annum, on the daily unused portion of the lenders' aggregate commitment. Utilization of the lenders' aggregate commitment is based on the amount of outstanding loans and letter of credit liabilities.

The foregoing description of the Sixth Amendment is qualified in its entirety by reference to the complete text of the Sixth Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated into this report by reference.

Item 9.01.    Financial Statements and Exhibits

10.1 Sixth Amendment to Loan Agreement dated April 30, 2009, among Concord Technologies, LP, Geospace Engineering Resources International, LP, Geospace Technologies, LP, OYO Instruments, LP, OYOG Operations, LP and Regions Bank (f/k/a Union Planters Bank, N.A.).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OYO GEOSPACE CORPORATION

Date: May 04, 2009	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1
Sixth Amendment to Loan Agreement dated April 30, 2009, among Concord Technologies, LP, Geospace Engineering Resources International, LP, Geospace Technologies, LP, OYO Instruments, LP, OYOG Operations, LP and Regions Bank.